Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, to be filed on June 6, 2013, of our report dated March 8, 2013 with respect to the consolidated financial statements and schedules, which appear in Universal Insurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the U.S. Securities and Exchange Commission.

/s/ Plante & Moran, PLLC

June 6, 2013